Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of The Rubicon Project, Inc. of our report dated March 4, 2014, except for the subsequent events described in the third and fourth paragraphs of Note 18 as to which to date is March 18, 2014, relating to the consolidated financial statements of The Rubicon Project, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

March 18, 2014